Exhibit 11



                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                              Nine Months Ended September 30,
                                              -------------------------------
                                                  2003             2002
                                              -------------------------------
Net Income                                         1,544           1,789
  Less dividends on preferred stock                  (19)            (19)
                                              -------------------------------
Net Income available to common
  stockholders                                     1,525           1,770
Average shares outstanding - both basic
  and diluted                                    668,360         668,360
Earnings per share - Basic and diluted          $   2.28        $   2.65


                                              Three Months Ended September 30,
                                              --------------------------------
                                                  2003             2002
                                              --------------------------------

Net Income                                           341             595
  Less dividends on preferred stock                   (6)             (6)
                                              --------------------------------
Net Income available to common
  stockholders                                       335             589
Average shares outstanding - both basic
  and diluted                                    668,360         668,360
Earnings per share - Basic and diluted          $   0.50        $   0.88